UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2015

ENABLE MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	1-36413	72-1252419
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Leadership Square

211 North Robinson Avenue

Suite 150

Oklahoma City, Oklahoma 73102

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (405) 525-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on June 1, 2015, the Board of Directors (the “Board”) of Enable GP, LLC (“Enable GP”), the general partner of Enable Midstream Partners, LP (the “Partnership”), announced that Lynn L. Bourdon, III resigned as President and Chief Executive Officer of Enable GP, and as a director of Enable GP. In connection with Mr. Bourdon’s departure from Enable GP, Mr. Bourdon and the Partnership agreed to negotiate a severance agreement that is consistent with the severance terms agreed upon at the time of his hiring.

On July 15, 2015, the Partnership and Mr. Bourdon entered into a separation agreement that is consistent with the severance terms agreed upon at the time of his hiring. The terms of the separation agreement provide for cash payments of (i) $1,200,000, which is equal to his annual salary of $600,000 plus his annual target bonus of $600,000 and (ii) $7,242, which constitutes the Partnership’s portion of COBRA coverage at active employee rates for six months. In addition, (i) the remaining 150,000 restricted common units granted to Mr. Bourdon at the time of his hire that have not yet vested will vest, and (ii) one-half of the 150,000 restricted common units granted to Mr. Bourdon in connection with the Partnership’s initial public offering in April 2014 will vest, in accordance with the terms of the grants for termination without cause. The separation agreement also includes noncompetition and nonsolicitation restrictions for six months, as well as confidentiality and cooperation provisions. Pursuant to the cooperation provisions, Mr. Bourdon has agreed to make himself reasonably available to the Partnership to respond to requests for information and to assist and cooperate in connection with legal proceedings, if any. The Partnership will pay Mr. Bourdon $250 per hour for such cooperation and assistance provided at the Partnership’s request.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Separation and Release Agreement dated July 15, 2015 among Enable Midstream Partners, LP, Enable Midstream Services, LLC, and Lynn L. Bourdon III

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enable Midstream Partners, LP

By:	Enable GP, LLC,
its general partner

By:	/s/ J. Brent Hagy
J. Brent Hagy
Vice President, Deputy General Counsel, Secretary, and Chief Ethics & Compliance Officer

Date: July 17, 2015